Exhibit 10.2

CHASE CORPORATION

EMPLOYEES’ SUPPLEMENTAL SAVINGS PLAN

Effective January 1, 2008

ARTICLE I
NAME, PURPOSE AND EFFECTIVE DATE

1.01                           Background.

Chase Corporation established the Chase Corporation Employees’ Supplemental Pension and Savings Plan (the “Prior Plan”) effective as of January 1, 1994, which was amended effective January 1, 2005, solely for the purpose of providing supplemental pension and savings plan benefits which are not provided under the Pension Plan for Employees of Chase Corporation and the Chase Corporation Deferred Salary Savings Plan.  In order to provide greater flexibility and in light of the enactment of Section 409A of the Internal Revenue Code of 1986, as amended as part of the American Jobs Creation Act of 2004, and the issuance of various guidance thereunder, the Board of Directors of Chase Corporation hereby amends and restates the Prior Plan to create two plans, the Chase Corporation Employees’ Supplemental Pension Plan and the Chase Corporation Employees’ Supplemental Savings Plan.  Effective as of January 1, 2008, the portion of the Prior Plan that consists of the Supplemental Pension Plan Benefit shall be transferred to and governed by the terms f the Chase Corporation Employees’ Supplemental Pension Plan and the portion of the Prior Plan that consists of the Supplemental Savings Plan Benefit shall be transferred to and governed by this plan, which shall be known as the Chase Corporation Employees’ Supplemental Savings Plan.

1.02                           Effective Date.

This Supplemental Savings Plan shall be effective as of January 1, 2008.

1.03                           Plan Unfunded and Limited to Select Group of Management or Highly Compensated Employees.

The Supplemental Savings Plan is unfunded and is maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended, and shall be interpreted and administered accordingly.

ARTICLE II
DEFINITIONS

When used herein, the following terms defined hereinafter shall have the following meanings unless a different meaning is clearly required by the context of the Plan:

2.01                           “Account” means the bookkeeping accounts established pursuant to Article VI and maintained by the Employer in the names of the respective Participants, to which all amounts deferred, Employer contributions and earnings allocated under the Plan shall be credited, and from which all amounts distributed pursuant to the Plan shall be debited.

2.02                           “Board” means the Board of Directors of the Employer.

2.03                           “Change in Control” means a “change in ownership” of the Employer, a “change in effective control” of the Employer or a “change in the ownership of a substantial portion of the assets” of the Employer, within the meaning of Section 409A of the Code.

2.04                           “Code” means the Internal Revenue Code of 1986, as amended from time to time.  Reference to a specific provision of the Code shall include such provision, any valid regulation or ruling promulgated thereunder, and any provision of future law that amends, supplements, or supersedes such provision.

2.05                           “Compensation” means the annual compensation paid to a Participant by the Employer for the calendar year (after any requisite tax withholding and payroll deductions), including base pay, other regular earnings, performance-based cash bonuses or incentive bonus payments, any amounts deferred under a salary reduction agreement pursuant to the Savings Plan or under a “cafeteria plan” (within the meaning of Section 125 of the Code) maintained by the Employer , but exclusive of severance pay or salary continuation payments, expense reimbursements, special executive bonus payments paid by the Employer, awards, any moving expenses paid by the Employer, car allowance, taxable fringe benefits, group-term life insurance in excess of $50,000, exercised stock options and short and long-term disability paid by a third party.

2.06                           “Employer” means Chase Corporation and any subsidiary and/or affiliated corporation which has adopted this Plan.

2.07                           “Participant” means an employee of the Employer who has been designated a Participant in this Plan in the manner set forth in Article III.

2.08                           “Plan Administrator” means Chase Corporation, or its duly authorized representative.

2.09                           “Plan” or “Supplemental Savings Plan” means Chase Corporation Employees’ Supplemental Savings Plan.

2.10                           “Savings Plan” means the Chase Corporation Deferred Salary Savings Plan, as amended thereafter from time to time.

ARTICLE III
ELIGIBILITY

An employee shall be eligible to participate in the Plan if he has satisfied the eligibility requirements for participation under the Savings Plan and the Board, acting upon the recommendation of the Compensation and Management Development Committee, authorizes his participation in the Plan.  In order to make contributions or have contributions made on his behalf under Article IV, an Employee who becomes a Participant must make an election to defer compensation in the manner provided under Article IV.

ARTICLE IV
ELECTIONS TO DEFER/PARTICIPANT ACCOUNTS

4.01                          Election to Defer Compensation.

A Participant shall have the right to defer all or any portion of his Compensation that he would otherwise be entitled to receive for a calendar year by filing a deferral election at the time and in the manner described in this Article IV.  Such deferral election shall be made on the form provided by the Plan Administrator for this purpose.  Except as provided in Section 4.02, no such election shall be effective with respect to Compensation unless it is filed with the Plan Administrator on or before December 31 of the calendar year preceding the calendar year to which such election applies.

4.02                          Newly Eligible Employees.

Notwithstanding Section 4.01, a new Participant may elect to defer all or any portion of his Compensation that he would otherwise be entitled to receive based on the services performed in the calendar year in which the new Participant became eligible to participate in the Plan, beginning with the payroll period next following the filing of a deferral election form with the Plan Administrator and before the close of such calendar year.  The new Participant must file the deferral election with the Plan Administrator within 30 days of the date such new Participant first becomes eligible to participate in the Plan.  Any deferral elections by such new Participants for succeeding calendar years shall be made in accordance with Section 4.01.

ARTICLE V

EMPLOYER CONTRIBUTIONS

5.01                          Employer Matching Contribution.

Each year, the Employer shall contribute to the Plan on behalf of each Participant a matching contribution equal to 50% of the first six percent (6%) of the Participant’s Compensation (excluding bonuses) deferred under the Plan.  The Employer shall not make a matching contribution on any bonus compensation for any Participant.

5.02                          Additional Employer Contributions.

In addition to the matching contribution described in Section 5.01, for any Plan Year, the Employer may elect to allocate an additional discretionary contribution to the account of any Participant or group of Participants, as selected by the Board, in any amount and manner determined by the Board.

ARTICLE VI

ACCOUNTS

6.01                          Participant Account.

Compensation deferred by a Participant under the Plan shall be credited to the Participant’s Account as soon as practicable after the amounts would have otherwise been paid to the Participant.  Employer contributions shall also be credited to the Participant’s Account.

6.02                          Investment of Accounts.

The Company shall periodically credit gains, losses and earnings to a Participant’s Account, until the full balance has been distributed.  Amounts shall be credited to a Participant’s Account under this Article VI based on the results that would have been achieved had amounts credited to the Account been invested as soon as practicable after crediting into the investment options designated by the Plan Administrator (which investment options may include the investment options offered under the Savings Plan) and selected by the Participant.  The Plan Administrator may permit changes in those investment directions at whatever frequency it deems appropriate and within whatever limitations are applicable to any investment option.  If a Participant makes an investment selection, the Plan Administrator may follow such investment selection but shall not be legally bound to do so and no provision of this Plan will require the Company to actually invest any amounts in such investment options or otherwise.

6.03                          Vesting.

A Participant shall be fully vested at all times in his Account in this Plan.

ARTICLE VII

DISTRIBUTION OF A PARTICIPANT’S ACCOUNT

7.01                          Distribution.

A Participant shall be entitled to a distribution of his or her Account in the Plan upon the Participant’s separation from service with the Employer (within the meaning of Section 409A of the Code), including retirement and death.  Subject to the provisions of Section 7.02, amounts credited to a Participant’s Account shall be distributed to the Participant in a lump sum as soon as administratively practicable after the Participant’s separation from service but no later than the end of the calendar year in which the Participant separated from service with the Employer, including retirement.

7.02                          Section 409A Delayed Distribution for Specified Employees.

If a Participant is a “specified employee” of the Employer, within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time the Participant separates from service with the Employer, distribution of the Participant’s account shall be made in a lump sum on the earlier of (i) the first business day that is six (6) months and one day following the date of the Participant’s “separation from service” (as such term is defined by Code Section 409A and the regulations promulgated thereunder), or (ii) the date of the Participant’s death, but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  For purposes of identifying a “specified employee”, the definition of compensation under Treas. Reg. Section 1.415(c)(-2(d)(2), the specified employee identification date shall be December 31, and the specified employee effective date shall be the first day of the fourth month following the identification date.

7.03                          Death Benefit.

If a Participant’s service providing relationship with the Employer terminates by reason of his death or if he dies after he is no longer in a service providing relationship with the Employer but prior to the distribution to him of all amounts payable to him under the Plan, the amounts that would otherwise be distributable to him, if living, shall be distributed to his designated beneficiary or beneficiaries and any reference to a Participant in Section 4.01, above, shall be deemed to include a reference to his designated beneficiary or beneficiaries.  All beneficiary designations shall be made in such form and manner as from time to time may be prescribed by the Plan Administrator.  A Participant from time to time may revoke or change any beneficiary designation on file with the Plan Administrator.  If there is no effective beneficiary designation on file with the Plan Administrator at the time of Participant’s death, distribution of amounts otherwise payable to the deceased Participant under this Plan shall be made to his estate.  If a beneficiary designated by a Participant to receive his benefit shall survive the Participant but die before receiving all distributions hereunder, the balance thereof shall be paid to such deceased beneficiary’s estate, unless the deceased Participant’s beneficiary designation provides otherwise.

ARTICLE VIII
ADMINISTRATION

8.01                          Duties of the Plan Administrator.

The Plan shall be administered by the Plan Administrator in accordance with its terms and purposes.  The Plan Administrator shall determine the amount and manner of payment of the benefits due to or on behalf of each Participant from the Plan and shall cause them to be paid by the Employer accordingly.

8.02                          Finality of Decisions.

The Plan Administrator is expressly granted, without intending any limitation, the discretion to construe the terms of the Plan and to determine eligibility for benefits hereunder.  The decisions made by and the actions taken by the Plan Administrator in the administration of the Plan shall be final and conclusive on all persons, and neither the Plan Administrator nor the Employer shall be subject to individual liability with respect to the Plan.

8.03                          Claims Procedure.

(a)                                  Application for Benefits.  The Plan Administrator shall furnish to each Participant information about the benefits to which he or she is entitled under the Plan.  The Plan Administrator may require any person claiming benefits under the Plan to submit a written application, together with such documents, evidence, and information as it considers necessary to process the claim.

Any request for benefits by a Participant or Beneficiary will be filed in writing with the Plan Administrator.  Within a reasonable period after receipt of a claim, the Plan Administrator will provide written notice to any claimant whose claim has been wholly or partly denied, including:  (a) the reasons for the denial, (b) the Plan provisions on which the denial is based, (c) any additional material or information necessary to perfect the claim and the reasons it is necessary, and (d) the Plan’s claims review procedure.

(b)                                 Action on Application.  Within ninety (90) days after receipt of an application and all necessary documents and information, the Plan Administrator shall furnish the claimant with a written notice of its decision.  If the Administrator denies the claim in whole or in part, the notice will set forth (1) specific reasons for the denial, with specific reference to Plan provisions upon which the denial is based; (2) a description of any additional information or material necessary to process the application with an explanation why such material or information is necessary; and (3) an explanation of the Plan’s claim review procedure.  If special circumstances require an extension of time for processing the claim, the Plan Administrator shall furnish the claimant written notice of the extension before the end of the initial ninety (90)-day period.  In no event shall the extension exceed a period of ninety (90) days from the end of the initial period.  The notice shall explain the circumstances requiring an extension of time and the date by which the Plan Administrator expects to render a decision.

(c)                                  Claim Review.  The claimant who does not agree with the decision rendered on his application may request that the Plan Administrator review the decision.  The request must be made within sixty (60) days after the claimant receives the decision, or if the application has neither been approved nor denied within the ninety (90)-day period specified in subsection (b), then the request must be made within sixty (60) days after expiration of the ninety (90)-day period.   Each request for review must be in writing and addressed to the Plan Administrator. Concurrently with filing the request for review, or within the sixty (60) days request period, the claimant may submit in writing to the Plan Administrator a statement of the issues raised by his appeal and supporting arguments and comments.  During the pendency of his appeal, the claimant may inspect all documents which are reasonably pertinent to his case, upon reasonable notice to the Plan Administrator.  However, under no circumstance shall the Plan Administrator be required to disclose to any claimant information concerning any person other than the Participant whose benefit is being claimed, to the extent such information is normally treated as confidential. The Plan Administrator will render its decision on review promptly and in writing and will include specific reasons for the decision and references to the plan provision on which the decision is based, within sixty (60) days following receipt of the claimant’s request for review.  If special circumstances require an extension of time, the Plan Administrator shall render a decision as soon as possible, but not later than one hundred and twenty (120) days after receipt of the request for review.  If an extension is required, the Plan Administrator shall furnish to the claimant written notice of the extension, including an explanation of the circumstances requiring the extension, before the extension period begins.

ARTICLE IX
MISCELLANEOUS

9.01                          Non-Guarantee Of Employment.

Nothing contained in this Plan shall be construed as a contract of employment between the Employer and any Participant, or as a right of any such Participant to be continued in the employment of the Employer, or as a limitation on the right of the Employer to deal with any Participant, as to their hiring, discharge, layoff, compensation, and all other conditions of employment in all respects as though this Plan did not exist.

9.02                          Amendments/Termination.

The Employer reserves the right to make from time to time amendments to or terminate this Plan by vote duly adopted by the Board of Directors, provided that no such amendment or termination shall reduce any benefits earned under the terms of this Plan prior to the date of termination or amendment.  No amendment shall reduce the amount credited to the Participants’ Accounts.  The Employer may elect to terminate the Plan within thirty (30) days preceding or the twelve (12) months following a Change in Control, subject to the provisions of Section 409A of the Code.  For the purpose of the immediately preceding sentence, the Plan shall be treated as terminated only if substantially similar arrangements sponsored by the Company are terminated, so that all Participants in the Plan and all participants under substantially similar arrangements are required to receive all amounts deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.

9.03                          Rights Unsecured.

No person shall have any right, other than the right of an unsecured general creditor, against the Employer with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant, surviving spouse or beneficiary hereunder.  The Plan shall be operated at all times as an unfunded plan as required under ERISA.  Any funds set aside by the Employer for the purpose of meeting its obligations under the Plan, including any amounts held by a trustee, shall continue for all purposes to be part of the general assets of the Employer and shall be available to its general creditors in the event of the Company’s bankruptcy or insolvency.  The Employer’s obligation under this Plan shall be that of an unfounded and unsecured promise to pay money in the future.

9.04                          Nonassignability.

The benefits payable under this Plan shall not be subject to alienation, assignment, garnishment, execution or levy of any kind and any attempt to cause any benefits to he so subjected shall not be recognized, except to the extent required by applicable law.

9.05                          Entire Agreement; Successors.

This Plan, including any subsequently adopted amendments, shall constitute the entire agreement or contract between the Employer and any Participant regarding the Plan.  There are no covenants, promises, agreements, conditions or understandings, either oral or written, between the Employer and any Participant relating to the subject matter hereof, other than those set forth in this Plan.  This Plan and any amendment shall be binding on the parties hereto and their respective heirs, administrators, trustees, successors and assigns, and on all designated beneficiaries of the Participant.

9.06                           Successor Company.

In the event of the dissolution, merger, consolidation or reorganization of the Employer, provision may be made by which a successor to all or a major portion of the Employer’s property or business shall continue this Plan, and the successor shall have all of the powers, duties and responsibilities of the Employer under this Plan.

9.07                          Governing Law.

To the extent not governed by federal law, this Plan shall be construed and enforced in accordance with, and governed by, the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, Chase Corporation has caused this instrument to be executed in its name and on its behalf this 8th day of July, 2008.

CHASE CORPORATION